Exhibit 99.1

FOR IMMEDIATE RELEASE

March 25, 2009

ENDO PHARMACEUTICALS SOLUTIONS (FORMERLY INDEVUS

PHARMACEUTICALS, INC.) ANNOUNCES COMMENCEMENT OF

OFFER TO PURCHASE ITS 6.25% CONVERTIBLE SENIOR NOTES DUE 2009

LEXINGTON, MA., March 25, 2009 – Endo Pharmaceuticals Solutions Inc. (formerly known as Indevus Pharmaceuticals, Inc.) today commenced an offer to purchase any or all of its outstanding 6.25% Convertible Senior Notes due 2009 in accordance with the indenture governing the Notes, as a result of the acquisition of Indevus by Endo Pharmaceuticals Holdings. The offer to purchase the Notes is scheduled to expire at 5:00 p.m., Eastern time, on April 22, 2009.

In the Notice of Change of Control and Offer to Purchase issued today, Endo Pharmaceuticals Solutions notified the holders of the Notes that the acquisition of approximately 77.972% of Indevus Common Stock by Endo Pharmaceuticals Holdings upon the closing of the initial offering period of the related tender offer on February 23, 2009, the election of a majority of new directors to the Indevus board of directors and the merger whereby Indevus, under its new name, Endo Pharmaceuticals Solutions, became a wholly-owned subsidiary of Endo Pharmaceuticals Holdings each resulted in a “change of control” (as defined in the indenture) and that each holder has the right to require Endo Pharmaceuticals Solutions to purchase its Notes. Pursuant to the Offer to Purchase, a holder who validly delivers all or a portion of Notes in acceptance of the offer prior to 5:00 p.m., Eastern time, on April 22, 2009 and does not withdraw the Notes prior to 5:00 p.m., Eastern time, on April 23, 2009 will be entitled to receive cash equal to 100% of the principal amount of such Notes, plus any accrued and unpaid interest to, but excluding, the change of control purchase date.

The Notes currently are convertible. Holders may convert any outstanding Notes into the right to receive (x) $676.0817 in cash for each $1,000 principal amount of Notes based on the conversion price of $6.656 and conversion rate of 150.2404 that was in effect at the effective time of the merger and the $4.50 initial cash consideration per share payable in the merger and (y) contractual rights to receive certain contingent payments (as described in the Offer to Purchase) of up to an additional $450.7212 in cash for each $1,000 principal amount of the Notes.

In contrast, for the Notes that holders deliver to Endo Pharmaceuticals Solutions for purchase in acceptance of the offer, Endo Pharmaceuticals Solutions estimates that the amount holders will be entitled to receive, including accrued and unpaid interest to, but excluding, the change of control purchase date, will be approximately $1,017.19 per $1,000 principal amount of the Notes.

Questions regarding the process for delivering the Notes pursuant to the Offer to Purchase should be directed to The Bank of New York Mellon Corporation, Corporate

Trust Operations Reorganization Unit, 101 Barclay Street, 7 East, New York, New York 10286. Questions regarding the Offer to Purchase and requests to obtain a copy of the Offer to Purchase should be directed to Endo Pharmaceuticals Solutions Inc., Attention: Investor Relations, 100 Endo Blvd., Chadds Ford, Pennsylvania, 19317, (610) 558-9800.

None of the representatives or employees of Endo Pharmaceuticals Solutions Inc., Endo Pharmaceuticals Holdings Inc. or The Bank of New York Mellon Trust Company, N.A. makes any recommendations as to whether or not holders should deliver their Notes pursuant to the offer, and no one has been authorized by any of them to make such recommendations. Neither the Offer to Purchase nor this press release constitutes an offer to buy or the solicitation of an offer to sell the Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful.

Holders of the Notes should read carefully the Offer to Purchase sent today by Endo Pharmaceuticals Solutions, as it contains important information as to the procedures and timing for delivering the Notes and accepting the offer.

For information contact:

Endo Pharmaceuticals Solutions Inc.

Blaine Davis

100 Endo Blvd.

Chadds Ford, Pennsylvania 19317

(610) 558-9800